Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 18th day of March 2019 (the “Effective Date”), by and between PATRICK D. YERAMIAN, M.D. of 1815 SW 22nd Avenue Circle, Boca Raton, FL. 33486 (the “Employee”) and AMYLYX PHARMACEUTICALS, INC., a Delaware corporation duly organized under law and having a usual place of business at 43 Thorndike Street, Cambridge, MA 02141 (the “Company”).

RECITALS

The Company is engaged in the business of researching, discovering, developing and commercializing therapeutics for the treatment of neurodegenerative diseases (the “Business”).

The Company desires to employ the Employee as Chief Medical Officer, and the Employee desires to be so employed by the Company, on the terms and conditions set forth herein.

The Company desires to bind the Employee to certain restrictive covenants, and Employee agrees to be so bound on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the parties hereto agree as follows:

l. Term of Employment. Subject to the terms hereof, the Employee’s employment hereunder shall commence on the Effective Date and shall be at-will; meaning that either party may terminate this Agreement at any time upon ten (10) days prior written notice to the other, and upon the expiration of the aforesaid ten ( l 0) day period, this Agreement shall terminate and thereafter be null and void and without further force or effect except for those provisions which survive in accordance with this Agreement. The term of the Employee’s employment under this Agreement is hereafter referred to as the “Employment Term”. As of the Effective Date, the Employee will be employed for twenty (20) hours per week (1,040 hours on an annualized basis) which includes approximately one (1) week per month in the Company’s offices in Cambridge, Massachusetts. It is the intention (but not the obligation), of both parties to increase the Employee’s time to forty (40) hours per week on a basis and timing that is mutually agreed to. If the increase in hours is mutually agreed to, the increase will not occur prior to December 31, 2019.

2.    Employment Duties. During the Employment Term, the Employee shall serve as Chief Medical Officer, subject to the terms and conditions of this Agreement, and shall report to and take direction from the President of the Company or his designee. The Employee agrees that he will faithfully and diligently perform the services and assume such duties and responsibilities as are assigned to him by the President and that he will carry out and perform the duties and responsibilities customarily associated with said position and office. The Employee shall devote his best efforts and applicable business time and attention to the business and affairs of the Company and the performance of his duties hereunder.

The Employee shall initially be located in Boca Raton, Florida and shall travel on behalf of the Company as needed and requested.

The Employee represents and warrants to the Company as follows: (i) that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, or which will interfere with the performance of his duties hereunder, nor does the Employee have any obligation of confidentiality to any third party which interferes with his obligations hereunder; (ii) that the execution and performance of this Agreement will not violate any policies or procedures of any academic institution or corporation (public or private) with which he is involved or associated with and that he has received all of the necessary written permission(s) to enter into this Agreement and (iii) that in providing the services to the Company, he will not use any resources belonging to any corporation, company, institution (public, private, profit or non- profit), or other third party, including, but not limited to utilities, facilities, computers, laboratories or supplies or otherwise engage the services, consult with or employ any individual not previously approved in writing by the Company.

3.	Compensation.

(a)    Base Salmy. Subject to the provisions of this Agreement, the Company shall pay the Employee a base salary as set forth on Schedule 1 annexed hereto and made a part hereof, as if set out verbatim (the “Base Salary”), which shall be paid in accordance with the Company’s normal payroll procedures and policies. Any adjustments to the Base Salary shall be approved by the Board of Directors (the “Board”). All payments made to the Employee pursuant to this Agreement shall be treated as wages for withholding and employment tax purposes as provided by law, except that reimbursement of expenses will not be so treated to the extent permitted by law.

(b)    Annual Cash Bonus. In addition to the Base Salary, the Employee may be entitled to a target bonus of thirty (30%) percent of his then Base Salary (the “Annual Cash Bonus”), based upon the successful completion of certain goals and objectives approved by the Board. These goals may relate to the achievement of corporate goals; the achievement of individual goals or a combination of the same. When the goals are agreed to, they shall be identified on Exhibit “A” and added to this Agreement. The decision of the Board as to whether or not the goals have been achieved and the amount of the bonus to be awarded, if any, shall be final and binding on the parties. A bonus, if awarded, shall not be added to the Base Salary and, if awarded, will be paid within sixty (60) days after the end of the calendar year with respect to which the bonus is being awarded.

(c)    Stock Option Bonus. The Company agrees that, from time to time during the Employment Term, the Employee may be eligible for additional stock option grants as determined, on an annual basis, by the Board and based upon the successful completion of annual goals and objectives as determined by the Board. All such grants shall vest in accordance with the Company’s standard form option grant agreement. The decision of the Board as to whether or not to award any stock options shall be final and binding on the parties.

4.	Stock Options and Benefits.

(a)    Stock Options: So long as this Agreement remains in full force and effect, and subject to approval by the Board, the Employee will be granted the right and option to purchase up to One Hundred Twenty Three Two Hundred Fifty Four (123,254) shares (the “Shares”) of the Common Capital Stock of the Company (the “Stock”) at an exercise price based upon the fair market value of the Common Stock on the date the grant is approved by the Board. The options granted above shall vest in accordance with the following schedule: Thirty Thousand Eight Hundred Fourteen (30,814) options shall vest on September 18, 2019, and thereafter, an additional Two Thousand Two Hundred One (2,201) options shall vest monthly with the first monthly vesting occurring on October 18, 2019 and on the 18th day of each month thereafter occurring during the Employment Term. As a condition precedent to this grant, the Employee shall execute and deliver the Company’s standard form Incentive Stock Option Agreement and the grant shall be subject to the terms and conditions of the Incentive Stock Option Agreement and the Company’s Stock Option and Restricted Stock Plan.

At such time as the parties agree to increase the Employee’s time commitment to forty (40) hours, the Employee will be granted the right and option to purchase up to an additional One Hundred Twenty Two Hundred Fifty Three (123,253) Shares of the Common Capital Stock of the Company at an exercise price based upon the fair market value of the Common Stock on the date the grant is approved by the Board. The additional options granted herein shall vest in accordance with the following schedule: Thirty Thousand Eight Hundred Fourteen (30,814) options shall vest six (6) months from the date that the Employee commenced working as a full time employee, and thereafter, an additional Two Thousand Two Hundred One (2,201) options shall vest monthly with the first monthly vesting occurring on the 18th of seventh (7th) month following the Employee becoming a full time employee and on the like monthly anniversary date thereafter occurring during the Employment Term. As a condition precedent to this grant, the Employee shall execute and deliver the Company’s standard form Incentive Stock Option Agreement and the grant shall be subject to the terms and conditions of the Incentive Stock Option Agreement and the Company’s Stock Option and Restricted Stock Plan.

(b)    Benefits: The Employee may be entitled, during the Employment Term, to receive paid medical, dental, and disability insurance if, and to the extent available and to participate in any and all employee benefit plans and programs, including, without limitation, life insurance, and 401 (k) plans, as are maintained from time to time, for employees of the Company subject to plan terms and applicable Company policies (the “Benefits”). Further, during the Employment Term, the Employee shall be entitled, with prior written approval of either the President or the CEO if the request is of greater than five (5) days, to an unlimited number of vacation and sick days, and national and state holidays as are observed by the Company.

5.    Reimbursement of Expenses. The Employee shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses, which Employee incurs in connection with performing his duties under this Agreement. The reimbursement of all such expenses shall be made in accordance with the Company’s customary practices and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses) for reimbursement of expenses.

6.    Restrictive Covenants. As partial consideration of the Company entering into this Agreement, the Employee agrees that at all times during which the Employee is employed by the Company and continuing for a period of one (1) year following the expiration or termination of the Employee’s employment under this Agreement for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, without the prior written consent of the Company, any place in the world: (A) solicit any customer of the Company to purchase from any source other than the Company any product or service which is distributed, sold or provided by the Company during the term of Employee’s employment or as of the date of termination or expiration of the Employee’s employment or otherwise interfere with any relationship between the Company and any customer or former customer of the Company; (B) solicit any employee, consultant or advisor to the Company to leave the employ of or cease consulting or advising for the Company or solicit or request any employee of or consultant or advisor to the Company to join the employ of, or begin consulting or advising for any individual or entity which directly or indirectly competes with the Company or (C) without limiting the generality of clause (A) above, solicit any supplier, distributor, manufacturer, licensor, or licensee of the Company to cease doing any business with, or to limit or alter its business relationship with the Company.

7.	Proprietary Rights.

7.1    Definitions. For the purposes of this Article 7, the terms set forth below shall have the following meanings:

7.1.1 Concept and Ideas. Those concepts and ideas disclosed by the Company to Employee or which are first developed or conceived by Employee during the Employment Term and which relate to the Company’s present, past or prospective activities, services and products, all of which shall remain the sole and exclusive property of the Company (hereinafter, collectively referred as “Concepts and Ideas”). Further, the Employee shall have no publication rights hereunder and all of the same shall belong exclusively to the Company. Employee acknowledges and agrees that all works and tasks performed by Employee for or on behalf of the Company, or in connection therewith during the Employment Terms (the “Works”) are owned by the Company. Employee acknowledges and agrees that, to the fullest extent allowed by law, all of the Works are “works made for hire,” as that phrase is defined in the Copyright Revision Act of 1976 (17 U.S.C. § 101) (the “Act”) in that either: (i) such Works are and will be prepared within the scope of this Agreement or (ii) such Works have been and will be specifically ordered or commissioned for use as set forth in the Act. The Company shall therefore be deemed to be the sole author and owner of any and all right, title, and interest therein, including, without limitation, all intellectual property rights.

7.1.2. Confidential Information. Confidential Information means that secret or proprietary information of whatever kind or nature disclosed to Employee by or on behalf of the Company during the Employment Term (whether or not invented, discovered or developed by Employee) or first developed by Employee hereunder or otherwise during the Employment Term, or any other information derived from the Confidential Information. Such secret or proprietary information shall include (unless such information is generally available to the public or known in the industry through no action of Employee) information relating to the design, manufacture, application, trade secrets, know how, research and development relating to the Company’s products, materials, operating and other cost data, price lists and data relating to the Company’s products. Such secret or proprietary information shall specifically include, without limitation, all such secret or proprietary information contained in the Company’s manuals, memoranda, plans, drawings and designs, specifications, supply sources, customer lists and records legended or otherwise identified by the Company or the Board as Confidential Information. The Employee’s obligations with respect to Confidential Information will cease when the Confidential Information: (i) becomes part of the public domain through no wrongful act of the Employee, or (ii) is approved for release by prior written authorization of the Company. However, Confidential Information shall be considered Confidential Information even if a portion or specific sections of the Confidential Information are known or generally available to the general public; and the Confidential Information shall not lose its character and status as Confidential Information unless and until all of the Confidential Information is in the public domain.

7.2.    Non-Disclosure to Third Parties. Except as required by Employee’s duties, Employee shall not, at any time, now or in the future, directly or indirectly, use, publish, disseminate, reproduce or otherwise disclose any Confidential Information, Concepts and Ideas relating to the present, past or prospective business of the Company to any third party. Further, and recognizing the highly competitive nature of the Company’s business and the need to protect its intellectual property, all publication rights shall belong solely to the Company.

7.3.    Documents, etc. All documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company’s products and services, records, notebooks and similar repositories of or containing Confidential Information (including all copies thereof) that come into Employee’s possession or control by reason of Employee’s relationship with the Company, whether prepared by Employee or others: (a) are and shall remain the property of the Company, (b) will not be used by Employee in any way adverse to the Company, (c) will not be removed from the Company’s premises (except as Employee’s duties require) and (d) at the termination (for whatever reason) of Employee’s relationship with the Company, will be left with, or forthwith returned by Employee to, the Company.

7.4.    Patents, etc. Any interest in patents, patent applications, inventions, technological innovations, improvements, enhancements, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether patentable or not (collectively, the “Inventions”), which Employee as a result of rendering the Services to the Company under this Agreement may conceive or develop shall belong exclusively to the Company.

7.5.    Assignment. The Employee hereby irrevocably and voluntarily assigns and, to the extent any such assignment cannot be made at present, hereby agrees to irrevocably and voluntarily automatically assign to the Company, without further compensation or consideration of his rights, title and interest in and to all Concepts, Ideas, Works, and Inventions and any and all related patents, patent applications, copyrights, copyright applications, licenses, trademarks, trade names and other proprietary or intellectual property rights in the United States and throughout the world. The Employee agrees that he will promptly, without any additional costs, expense or consideration, execute when presented, whether during the Employment Term or at any time thereafter, all documents, agreements, applications and instruments and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

7.6 Notice of Immunity Provision. Pursuant to the provisions of the Federal Defend Trade Secrets Act of 20 I 6 (“DTSA”), notice is hereby given by the Company to the Employee that, under the DTSA, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.    Specific Performance. Employee agrees that any violation by him of Sections 6 or 7 of this Agreement would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Employee consents and agrees that if he violates or threatens to violate any provision(s) of Sections 6 or 7 of this Agreement, the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce, or prevent any continuing or potential violation of, the provisions of such Section(s). The Employee also recognizes that the territorial, time and scope limitations set forth in Sections 6 and 7, as applicable, are reasonable and are properly required and necessary for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Employee agree, and Employee submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect. Employee acknowledges that Sections 6 and 7 of this Agreement shall survive termination or expiration of the Employee’s employment.

9.    Termination. Notwithstanding the notice provision of Article 1 hereof, Employee’s employment with the Company: (i) shall terminate upon the Employee’s resignation, death or disability, (ii) may be terminated without prior notice by the Board for Just Cause (as defined herein) and (iii) may be terminated without cause by either party upon ten (I 0) days prior notice to the other party as set forth in Article 1 hereof. As used in this Agreement, “Just Cause” means any of the following, as determined by the Board, in its reasonable judgment: (1) Employee’s continuous failure or continuous refusal to perform the duties and responsibilities as are requested of him by the Company; (2) Employee’s gross negligence or willful misconduct in the performance of Employee’s duties or (3) the Employee is charged with an act of embezzlement against the Company or a felony.

Effective as of the termination or expiration date of the Employee’s employment hereunder for any reason, or for no reason, or in the event the Employee resigns, or his death or disability then, in any of such events, the Employee shall be paid his Base Salary and benefits through the date of expiration or termination and all the rights and unvested options granted to the Employee pursuant to Articles 3 and 4 hereof shall cease and terminate as of the date of the Employee’s termination, expiration or resignation and thereafter shall be null and void and without further force or effect.

10.    Notice. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or sent by confirmed facsimile at the address indicated below:

To the Company:	To Employee:

AMYLYX PHARMACEUTICALS, INC.	Patrick D. Yeramian, M.D.
43 Thorndike Street	1815 Parkside Cir. S.
Cambridge, MA 02141	Boca Raton, FL 33486
Attn: Justin Klee, President

or such other address and/or to the attention of such other person as the recipient party shall have designated by notice given in accordance with this Section 10. All notices under this Agreement shall be deemed to have been given: (a) if delivered in person or sent by confirmed facsimile then on the date delivered, (b) if by overnight courier, one (1) day following delivery to recipient, facsimile transmission or delivery to the courier (as the case may be) or (c) if mailed, three (3) business days following deposit in the U.S. mail.

11.	Code Section 409A Compliance.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Code Section 409A, and, accordingly, this Agreement shall be interpreted and applied so as to be in compliance therewith. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment”, or like terms shall mean “separation from service”. If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 26(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Executive’s execution of the General Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year.

12.    General Provisions.

(a)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

(b)    Complete Agreement.    This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)    Success and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee and the Company, and their respective heirs, legal representatives, successors and assigns, including any successor to the Company by means of merger or consolidation; provided that the rights and obligations of Employee under this Agreement shall not be assignable. The Company is defined to mean an affiliate or subsidiary of the Company.

(e)    Choice of Law. This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

(f)    Consent to Jurisdiction. The parties irrevocably consent and submit to the jurisdiction of any local, state or federal court within the County of Middlesex and in The Commonwealth of Massachusetts for the enforcement of this Agreement. The parties irrevocably waive any objection he may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

(g)    Waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(h)    Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(i)    Amendments. This Agreement shall not be amended or modified unless pursuant to an agreement in writing signed by the Company and the Employee.

(j)    Survival. Notwithstanding anything to the contrary herein contained, Sections 6, 7, 8, 9, 11 and 12 hereof shall remain in effect following the expiration or termination of this Agreement and Employee’s employment hereunder and the rights and obligations of the parties shall survive the termination or expiration of Employee’s employment to the extent that any performance is required following termination or expiration of this Agreement.

(k)    Termination of Consulting Agreement.    Effective as of the Effective Date of this Agreement, the Consulting Agreement dated as of January 25, 2018 by and between the Company and DLx Therapeutics LLC (the “Consulting Agreement”) shall be declared null and void and without further force or effect except for those terms which shall survive and remain in full force and effect; provided; however that the Non-Qualified Stock Option Agreement dated February 16, 2018 by and between the Company and Patrick D. Yeramian, M.D. shall remain in full force and effect in accordance with its terms.

Signature Page Follows

IN WITNESS WHEREOF, the patties hereto have, executed this Agreement as a document, under seal, on the date first written above.

AMYLYX PHARMACEUTICALS, INC.		EMPLOYEE:

By:	/s/ Justin Klee	/s/ Patrick Yeramian
Justin Klee, President		Patrick Yeramian, M.D.
Hereunto Duly Authorized

SCHEDULE 1

The Employee’s Base Salary and Target Bonus are as follows:

Compensation	Engaged for Twenty (20) Hours Per Week	Engaged for Forty (40) Hours Per Week
Base Salary	$180,000.00	$360,000.00
Target Bonus %	30%	30%
Total Target Cash	$234,000.00	$468,000.00

EXHIBIT “A”

SECTION 3(b): GOALS AND OBJECTIVES

43 Thorndike Street

Cambridge, MA 02141

Phone: 1-561-571-6262

November 26, 2019

Patrick D. Yeramian, M.D.

1815 SW 22nd Avenue Circle

Boca Raton, FL. 33486

Dear Dr. Yeramian:

Reference is hereby made to a certain Employment Agreement dated as of March 18, 2019 (the “Agreement”), by and between Amylyx Pharmaceuticals, Inc. (the “Company”) and Patrick D. Yeramian, M.D. (the “Employee”).

In accordance with Article 1 of the Agreement, you were initially employed for a period of twenty (20) hours per week with the understanding that your time would be increased to forty (40) hours by mutual agreement. Article 1 also provides that the increase in hours would not occur prior to December 31, 2019.

Recognizing your increasing workload and expanding duties as Chief Medical Officer, you and the Company have agreed that your time commitment will increase to forty (40) hours per week as of November 26, 2019 and, in addition, the last sentence of the Agreement prohibiting any increase in hours prior to December 31, 2019 is hereby stricken and deleted from the Agreement by mutual consent. Accordingly, as of November 26, 2019 you are employed by the Company on a full time basis which automatically, and in accordance with the terms of the Agreement, adjusts your Base Salary and initiates the vesting of stock options as provided for in second paragraph of Section 4(a) of the Agreement.

For your records, please countersign a copy of this Letter Agreement and return the same to me at your earliest convenience.

Kind regards.	AMYLYX PHARMACEUTICALS, INC.

	By:	/s/ Joshua B. Cohen
Joshua B. Cohen, Chief Executive Officer
Hereunto Duly Authorized
The within Letter Agreement, and terms and conditions herein are hereby acknowledged, accepted and agreed to:

/s/ Patrick D. Yeramian
Patrick D. Yeramian, M.D.